Exhibit 99.1

For Immediate Release

June 27, 2019

Strategic Storage Trust II, Inc. Announces Estimated Per Share Value of $10.66

LADERA RANCH, CA – June 27, 2019 – Strategic Storage Trust II, Inc. (“SST II”) announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class A common stock and Class T common stock of $10.66, calculated as of March 31, 2019. Previously, the board approved an estimated NAV of $10.65 calculated as of December 31, 2017.

“We are pleased to announce the updated net asset valuation of Strategic Storage Trust II, Inc., inclusive of the Strategic Storage Growth Trust acquisition,” said Michael McClure, President of SST II. “The institutional quality of our self storage portfolio, paired with the growth potential of the SSGT properties,  has maintained NAV while also growing revenues and operating income.”

On June 26, 2019, SST II’s board of directors approved the estimated per share NAV of $10.66 based on the estimated value of SST II’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019.

Robert A. Stanger & Co., Inc. (“Stanger”), an independent third party valuation firm, was engaged to provide valuation services of SST II’s assets and liabilities, including 112 of SST II’s self storage properties. One additional property was valued at its current contractual sales price. Upon the nominating and corporate governance committee’s receipt and review of Stanger’s appraisal report and net asset value report, the committee determined that an estimated value per share of $10.66, was reasonable and recommended to the board that it adopt $10.66 as the estimated value per share for the SST II’s Class A shares and Class T shares.

SST II acquired its 113 real estate assets for approximately $1.2 billion and invested approximately $19.5 million subsequent to purchase. The total estimated value of the properties was approximately $1.4 billion, representing an approximate 15.3% increase in the total value over the aggregate purchase price.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Institute, as well as the requirements of the state where each real property is located.

The valuation was determined in compliance with the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SST II’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on June 27, 2019.

About Strategic Storage Trust II, Inc. (SST II)

SST II is a public non-traded REIT that is focused on stabilized and growth self storage properties. The SST II portfolio currently consists of 112 self storage facilities located in 17 states and Ontario, Canada, comprising approximately 71,000 self storage units and approximately 8.2 million net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.9 billion of real estate assets under management, including 131 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 85,000 units and 9.8 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of three public non-traded REITs: SST II and Strategic Storage Trust IV, Inc., both focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure and private placement offerings using a REIT structure. SmartStop has a track record of full cycle REIT liquidity events, including the all cash merger of Strategic Storage Trust, Inc. with Extra Space Storage in October 2015 for $13.75 per share and the all cash merger of Strategic Storage Growth Trust, Inc. with SST II in January 2019 for $12.00 per share. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SST II’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.